Exhibit 10(v)

TRANSITIONAL CONSULTING AGREEMENT

This Transitional Consulting Agreement (this “Agreement”) is entered into and effective as of November 17, 2006 (the “Effective Date”) by and between NEWMONT USA LIMITED, a Delaware corporation with offices at 1700 Lincoln Street, Denver, Colorado 80203 (“Newmont”), and Bruce Hansen (“Contractor”).

In consideration of the mutual promises and conditions contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	TERM

This Agreement shall be effective from the Effective Date to May 16, 2007 (the “Term”). The Term may only be extended by a written agreement between the parties.

2.	STATEMENT OF SERVICES

During the Term, Contractor shall provide consultation and transitional services to Newmont (“Services”), as requested by Newmont. Contractor shall not have an office with Newmont, nor shall Contractor have daily duties or responsibilities. Contractor shall be available to Newmont during the Term of this Agreement for Services, as determined in the sole discretion of Newmont.

3.	COMPENSATION FOR SERVICES

As compensation for the performance of the Services hereunder, Newmont shall pay Contractor a lump sum amount of $458,626.97 in 2007, and no later than January 15, 2007.

4.	OWNERSHIP AND SUBMISSION OF INFORMATION AND RECORDS

All records, reports, data, work product, and other information, and all copyrightable subject matter, and all copies of any of the foregoing and notes related thereto, prepared, generated, researched, developed, compiled, or obtained from any source whatsoever in performance of the Services, including but not limited to drawings, databases, deliverables, sketches, specifications, tracings, diagrams, evaluations, calculations, data books, schedules, operating instructions, and requisitions (the “Data”) shall remain the sole property of Newmont.

This Section shall survive the expiration or termination of this Agreement.

5.	NONDISCLOSURE/NON-USE

A. Contractor shall not disclose to third parties or use for purposes other than performing the Services, any information that relates to the technical, legal, or business affairs, interests or activities of Newmont or its Affiliates which was provided to or otherwise made available to Contractor by Newmont or any of its Affiliates in connection with entering into this Agreement or the performance of the Services (collectively, “Confidential Information”), without the prior written consent of Newmont, unless said information:

(i) is, or shall have been, in the possession of Contractor and not subject to a confidentiality obligation prior to Contractor’s acquisition thereof in connection with the performance of the Services;

(ii) through no act or omission of Contractor, becomes published or otherwise available to the public under circumstances such that the public may utilize the same without any direct or indirect confidentiality obligation to Newmont or its Affiliates; or

(iii) is acquired by Contractor from any third party rightfully in possession of the same and having no direct or indirect confidentiality obligation to Newmont or its Affiliates with respect to the same.

B. As used in this Agreement, an “Affiliate” of Newmont means each and every entity that directly, or indirectly through one or more intermediaries, is controlled by, is under common control with, or controls, the party, with “control” and “controls” meaning the ownership of or exercise of voting control or direction over shares, securities or other voting instruments of such entity carrying fifty percent (50%) or more of the unrestricted voting rights attached to all outstanding shares, securities or other voting instruments of such entity, or ownership or exercise of other rights or powers entitling the holder thereof to direct (or to cause the direction of) or to manage the affairs and business of such entity.

C. All Confidential Information shall be delivered to Newmont upon the termination or expiration of this Agreement, or at any other time upon Newmont’s request. Contractor shall not retain copies of Confidential Information without Newmont’s express written authorization.

D. This Section shall survive the expiration or termination of this Agreement.

6.	STATUS OF CONTRACTOR; TAXES

A. Contractor shall perform the Services as an independent contractor in accordance with its own methods, the terms of this Agreement, and applicable laws and regulations. Contractor shall not be deemed for any purpose to be an employee, agent, servant, worker, or representative of Newmont and shall not have authority to enter into agreements on behalf of Newmont or otherwise bind Newmont in any manner. Contractor shall not be eligible for any retirement plan, insurance program, or any other employee or social benefits provided to employees of Newmont. CONTRACTOR IS NOT ENTITLED TO ANY BENEFITS ON ACCOUNT OF

OCCUPATIONAL ACCIDENTS NOR TO ANY OTHER WORKERS’ COMPENSATION, LABOR RIGHTS BENEFITS, OR SIMILAR BENEFITS PROVIDED BY NEWMONT TO ITS EMPLOYEES. It is not the intent of the parties to create, nor shall this Agreement be construed as creating, a partnership, joint venture, employment relationship, agency relationship, or association, or to render the parties liable as partners, co-venturers, or principals.

B. CONTRACTOR SHALL BE RESPONSIBLE FOR ALL INCOME AND OTHER TAXES LEVIED UPON THE REMUNERATIONS EARNED HEREUNDER. For purposes of the foregoing sentence, Contractor hereby accepts any and all withholdings that Newmont may be obliged to make, pursuant to applicable laws, from payments to Contractor as compensation for the Services. Contractor represents that Contractor is fully aware of the applicable tax regulations currently in force and undertakes to comply with the same, and accepts that if during the Term such tax regulations are amended, complemented, or substituted, Contractor shall comply with the new provisions so enacted.

7.	NO ASSIGNMENT

This Agreement is a contract for Contractor’s unique services and, therefore, Contractor may not assign or subcontract this Agreement to any third.

8.	ENTIRE AGREEMENT; SEVERABILITY

This Agreement constitutes the complete and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes, merges, and voids all negotiations, prior discussions, and prior agreements and understandings, whether written or oral, relating to the subject matter hereof. This Agreement may not be altered or amended except by a written document executed by each party. Should any clause or provision of this Agreement be held or deemed unenforceable or illegal by any court or other final authority, the remaining clauses and provisions of this Agreement shall survive and be fully enforceable as if the unenforceable or illegal provision was never included herein.

9.	GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado.

Newmont USA Limited	Bruce Hansen
(“Newmont”)	(“Contractor”)

By:	/s/ Sharon E. Thomas		/s/ Bruce D. Hansen
Title:	Vice President and Secretary
Date:	November 17, 2006	Date:	November 17, 2006